SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                             THRIFT MANAGEMENT, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    885846105
                                 (CUSIP Number)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]     Rule 13d-1(b)
         [X]     Rule 13d-1(c)
         [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 Pages

                                  SCHEDULE 13G

------------------------------------
CUSIP NO.   885846105
------------------------------------

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    1       NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE
            PERSONS (entities only)

            Richard Weiner

--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                                 5      SOLE VOTING POWER

         NUMBER OF                      107,500
           SHARES                       ----------------------------------------
        BENEFICIALLY             6      SHARED VOTING POWER
          OWNED BY
            EACH                        45,000
         REPORTING                      ----------------------------------------
           PERSON                7      SOLE DISPOSITIVE POWER
            WITH
                                        107,500
                                        ----------------------------------------
                                 8      SHARED DISPOSITIVE POWER

                                        45,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            152,500
--------------------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.0%
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    12      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

                                Page 2 of 6 Pages

                                  SCHEDULE 13G

------------------------------------
CUSIP NO.   885846105
------------------------------------

--------------------------------------------------------------------------------
    1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Elyce Weiner

--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                                 5      SOLE VOTING POWER

         NUMBER OF                      104,000
           SHARES                       ----------------------------------------
        BENEFICIALLY             6      SHARED VOTING POWER
          OWNED BY
            EACH                        35,000
         REPORTING                      ----------------------------------------
           PERSON                7      SOLE DISPOSITIVE POWER
            WITH
                                        104,000
                                        ----------------------------------------
                                 8      SHARED DISPOSITIVE POWER

                                        35,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            139,000
--------------------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.5%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

                                Page 3 of 6 Pages

Item 1(a)         Name of Issuer:  Thrift Management, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices:

                                   3141 West Hallandale Beach Boulevard
                                   Hallandale, FL  33009

Item 2(a)         Name of Person Filing:  Richard Weiner and Elyce Weiner

Item 2(b)         Address of Principal Business Office or, if none,

                                   Residence:  890 NW 115 Avenue
                                   Plantation, FL  33325

Item 2(c)         Citizenship:  See Item 4 on Cover Page


Item 2(d)         Title of Class of Securities:  Common Stock


Item 2(e)         CUSIP Number:   885846105


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a: NOT APPLICABLE

Item 4.           Ownership:   See Appendix A.


Item 5.           Ownership of Five Percent or Less of a Class: NOT APPLICABLE


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person: NOT APPLICABLE


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person: NOT APPLICABLE

Item 8.           Identification and Classification of Members of the Group: NOT
                  APPLICABLE

Item 9.           Notice of Dissolution of Group: NOT APPLICABLE

                                Page 4 of 6 Pages

Item 10.          Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  February 7, 2001                    /s/ RICHARD WEINER
                                            ------------------------------------
                                                Richard Weiner


                                            /s/ ELYCE WEINER
                                            ------------------------------------
                                                Elyce Weiner

                                Page 5 of 6 Pages

                                   APPENDIX A

         NAME                   AMOUNT
                              BENEFICIALLY        PERCENTAGE
                                 OWNED             OF CLASS                  VOTING POWER                    DISPOSITIVE POWER
-----------------------     ----------------     --------------     -------------------------------    -----------------------------
                                                                         Sole           Shared              Sole           Shared
                                                                    ---------------- --------------    ---------------- ------------
Richard Weiner                  152,500               6.0               107,500        45,000(A)           107,500        45,000(A)

Elyce Weiner                    139,000               5.5             104,000(B)       35,000(C)         104,000(B)       35,000(C)


(A) Includes 35,000 shares held jointly by Richard and Elyce Weiner and 10,000 shares held jointly by Richard and Matthew Weiner.

(B) Includes 36,000 shares held for Jodi Weiner pursuant to the Florida Uniform Transfers to Minors Act.

(C)      Includes 35,000 shares held jointly by Richard and Elyce Weiner.


                                Page 6 of 6 Pages